Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-39383, 333-74473, 333-75719) and Form S-4 (No. 333-73189) of The FINOVA Group Inc. of our report dated March 30, 2009, with respect to the consolidated financial statements of The FINOVA Group Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Phoenix, Arizona

March 30, 2009